Exhibit 99.1

News Announcement	For Immediate Release

Contact:
Darren Richardson, Allyson Vanderford	Joseph Jaffoni, Norberto Aja, Jim Leahy
Chief Executive Officer, Interim CFO	Jaffoni & Collins Incorporated
Mad Catz Interactive, Inc.	212/835-8500 or mcz@jcir.com
619/683-9830
MAD CATZ SECURES CREDIT FACILITY AMENDMENTS TO
ADDRESS SEASONAL WORKING CAPITAL REQUIREMENTS
- Near-term Availability Increased to $50 Million -
San Diego — October 6, 2010 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, announced today that it has amended its asset backed revolving credit facility with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC), to expand available liquidity in preparation for what is historically the strongest sales period of the Company’s fiscal year.
Pursuant to the amendments, Mad Catz’ borrowing capacity will increase to $50 million from $30 million through December 30, 2010. From December 31, 2010 until January 30, 2011, the Company’s borrowing capacity will be $35 million and after January 31, 2011, it will revert back to $30 million. As of June 30, 2010, Mad Catz reported borrowings under the revolving credit facility of $16.5 million and a net position of bank loan less cash of $10.6 million, compared to borrowings of $11.8 million as of June 30, 2009, and a net position of bank loan less cash of $9.4 million.
Darren Richardson, President and Chief Executive Officer of Mad Catz, commented, “This holiday season we will have a deep pipeline of products across our range of brands. In addition, given Mad Catz’ position as the principal peripherals partner for Rock Band3 and Call of Duty: Black Ops; as well as the recent Tritton acquisition and organic growth from such products like the Cyborg R.A.T. gaming mouse, we expect significantly higher seasonal working capital requirements than in prior years. The increased borrowing capacity provides the Company with the working capital and financial flexibility needed to support our goals for fiscal 2011 and enables the Company to establish appropriate inventory levels across our global distribution network.”
There are no further changes pursuant to the terms of the amended credit facility, including the formula by which availability under the facility is determined or to the debt service coverage or fixed charge coverage covenants.
-more-

Mad Catz Interactive, 10/6/10	page 2
About Mad Catz
Mad Catz is a leading global provider of innovative products for the interactive entertainment industry. Mad Catz develops and markets accessories for videogame systems and PCs under its Mad Catz (casual gaming), Saitek (simulation), Cyborg (pro gaming), Eclipse (home and office) and Tritton (gaming audio) brands. Mad Catz also operates e-commerce and content websites for videogame and PC products under its GameShark brand, develops, manufactures and markets proprietary earphones under its AirDrives brand, and publishes and distributes video/PC games. Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com, as well as www.store.gameshark.com, www.saitek.com, www.cyborggaming.com, www.eclipsetouch.com, www.trittontechnologies.com, www.gameshark.com and www.airdrives.com. Mad Catz product updates and demonstrations can be found on Facebook, Twitter or YouTube.
About Wells Fargo Capital Finance
Wells Fargo Capital Finance is the trade name for certain asset-based lending, accounts receivable and purchase order finance services of Wells Fargo & Company and its subsidiaries, and provides traditional asset-based lending, specialized senior secured financing, accounts receivable financing and purchase order financing to companies across the United States and Canada. Dedicated teams within Wells Fargo Capital Finance provide financing solutions for companies in specific industries such as retail, software publishing and high-technology, commercial finance, staffing, government contracting, timeshare development and others. For more information, visit www.wellsfargocapitalfinance.com.
Safe Harbor for Forward Looking Statements
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to fulfill our filing our stated requirements with the Securities and Exchange Commission and Ontario Securities Commission; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in [the Company’s] reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
# # #